Exhibit 10.1

HUNTINGTON BANCSHARES INCORPORATED
DIRECTOR DEFERRED COMPENSATION PLAN

This Plan is hereby established effective January 1, 2017.

ARTICLE I
BACKGROUND AND PURPOSES
1.1    Background and Purposes. The Corporation previously maintained the Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the “Prior Plan”). The Corporation desires that effective January 1, 2017, a new plan be adopted to potentially expand participation in the deferred compensation program to formally elected directors on the Corporation’s Board, and, when and if selected, members of certain Affiliate board of directors, and members of the Corporation’s various advisory boards. Accordingly, this Plan is effective for all deferrals of Compensation earned on or after January 1, 2017. The Prior Plan shall be frozen as of January 1, 2017. Any deferrals made before January 1, 2017, shall be governed under the Prior Plan.
The purposes of the Plan are (i) to provide a select group of Directors with flexibility with respect to the form and timing of the payment of Compensation, (ii) to more closely align the interests of Directors with the interests of the Corporation's shareholders, and (iii) to assist the Corporation and its Affiliates in attracting and retaining qualified individuals to serve as Directors.

ARTICLE II
DEFINITIONS
Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:
2.1    Account. “Account” means an entry on the records of the Corporation equal to the amount to be paid to the Participant or his or her Beneficiary under this Plan. Where appropriate, reference to a Participant’s Account shall include reference to each applicable Cash Deferral Subaccount, LTIP Deferral Subaccount and Transferred DSU Subaccount. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to this Plan.
2.2    Affiliates. “Affiliates” means affiliated or subsidiary entities of the Corporation as defined in Code Sections 414(b) and (c).

2.3    Aggregated Plan. “Aggregated Plan” means any agreement, method, program or other arrangement that, along with the Plan, would be treated as a single nonqualified deferred compensation plan under Code Section 409A.
2.4    Beneficiary. “Beneficiary” means the person, persons, or entity (including without limitation any trustee) last designated by the Participant to receive benefits specified hereunder in the event of the Participant's death.
2.5    Beneficiary Designation Form. “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
2.6    Board. “Board” means the Board of Directors of the Corporation.
2.7    Business Day. “Business Day” means a day, except for a Saturday, Sunday, a legal holiday or a day when the primary stock exchange on which the Common Stock is traded is not open.
2.8    Cash Deferral Sub-Account. “Cash Deferral Sub-Account” means the sub-account or the sub-accounts maintained under this Plan with respect to amounts deferred by a Participant that otherwise would have been paid to a Participant as cash fees.
2.9    Code. “Code” means the Internal Revenue Code of 1986, as amended, and including any rules or regulations promulgated thereunder.
2.10    Committee. “Committee” means the Compensation Committee of the Board.
2.11    Common Stock. “Common Stock” means the common shares, $0.01 par value, of the Corporation.
2.12    Compensation. “Compensation” means all fees payable to a Director for services to the Corporation and/or an Affiliate as a Director, including any cash retainers or fees and any LTIP Awards payable to a Director.
2.13    Corporation. “Corporation” means Huntington Bancshares Incorporated, a Maryland corporation, and any successor to the business thereto.
2.14    Director. “Director” means any individual who is not an employee of the Corporation or an Affiliate and who is serving on the Board or on the board of directors of an Affiliate, or who is serving on an advisory board of the Corporation or an Affiliate. Notwithstanding the foregoing, a Director shall not include an individual who serves on the board of directors or advisory board of an Affiliate that is exempt from federal income tax.
2.15    Election Form. “Election Form” means the form or forms which may be in electronic format established from time to time by the Committee that a Participant completes, signs, and returns to the Corporation to make elections under the Plan.

2.16    LTIP Award. “LTIP Award” means an equity-based-award granted under the Huntington Bancshares Incorporated 2015 Long-Term Incentive Plan or any successor plan.
2.17    LTIP Deferral Sub-Account. “LTIP Deferral Sub-Account” means the sub-account or sub-accounts maintained by the Committee with respect to LTIP Awards deferred by a Participant.
2.18    Participant. “Participant” means (a) a Director (i) who has been selected by the Committee to participate in this Plan and (ii) whose Election Form has been accepted by the Corporation; or (b) a Director or former Director who has an outstanding Account balance under the Plan. For purposes of this Plan, a Director who has been elected to serve on the Board shall automatically be deemed to have been selected by the Committee under (a)(i) above to become a Participant.
2.19    Plan. “Plan” means the Huntington Bancshares Incorporated Director Deferred Compensation Plan, as amended from time-to-time.
2.20    Plan Year. “Plan Year” means the calendar year.
2.21    Separation from Service. “Separation from Service” means the Participant's “separation from service” (as defined in Code Section 409A) with the Corporation and all Affiliates.
2.22    Specified Employee. “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Corporation in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(a)
The Corporation’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b)
Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date and ends March 31st of the following year.

2.23    Specified Payment Date. “Specified Payment Date” means a specific date selected by a Director in his or her Election Form to receive a distribution of all or a portion of the Director’s Account under the Plan.

2.24    Transferred DSU Sub-Account. “Transferred DSU Sub-Account” means the award of deferred stock units that previously were deferred under the Huntington Bancshares Incorporated 2015 Long-Term Incentive Plan that have been credited to the Participant’s Account under this Plan.
2.25    Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.
ARTICLE III
ELIGIBILITY AND PARTICIPATION IN THE PLAN; DEFERRAL ELECTIONS
3.1    Eligibility and Committee Selection of Participants. All Directors generally shall be eligible to participate in the Plan. Participation in the Plan, however, shall be limited to those Directors that the Committee has selected, in its sole and absolute discretion, to participate in the Plan. Notwithstanding the foregoing, those Directors who have been elected to serve on the Board are automatically deemed to have been selected by the Committee to participate in the Plan.
3.2    Commencement of Participation. A selected Director may elect to participate in the Plan each Plan Year by filing with the Committee an Election Form prior to January 1 of the Plan Year in which Compensation is earned for services performed during such Plan Year, except as set forth in Section 3.3 herein. Such Election Form shall be irrevocable as of the December 31 immediately preceding the Plan Year for which the election is made and shall remain in effect for one (1) Plan Year only.
3.3    Initial Year of Eligibility. A Director who first becomes eligible and selected to participate in this Plan after January 1st of a Plan Year and who was not previously eligible to participate in an Aggregated Plan may elect to participate in the Plan by filing with the Committee an Election Form no later than thirty (30) days after the date on which the individual becomes a Director. Any deferral or payment election made in accordance with this section shall become irrevocable no later than the 30th day after the date the Director became eligible to participate in this Plan and shall apply to Compensation earned for services performed after the date the Election Form becomes irrevocable. Notwithstanding the foregoing, this Section 3.3 shall not apply if, at the time the Director is selected to participate in this Plan, the Director also is eligible to participate in any Aggregated Plan.
3.4    Deferral and Payment Elections. Except as provided in Section 3.3, a Director may make deferral and payment elections with respect to Compensation earned for services performed during the immediately succeeding Plan Year by filing an Election Form with the Committee pursuant to Section 3.2. Pursuant to his or her Election Form for a Plan Year, a Director may make separate elections with respect to cash fee amounts to be deferred into the Cash Deferral

Sub-Account and LTIP Awards to be deferred into the LTIP Deferral Sub-Account, subject to any minimum and maximum deferral amounts specified by the Committee.
ARTICLE IV
ACCOUNTS
4.1    Account. The Compensation deferred by a Participant under the Plan shall be credited to the Participant’s Account. Separate Cash Deferral Sub-Accounts, LTIP Deferral Sub-Accounts, and Transferred DSU Sub-Accounts may be maintained to reflect deferrals of different types of Compensation, and additional sub-accounts may be maintained to reflect different times and forms of distribution with respect to these deferrals. The Account shall be a bookkeeping device utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.
4.2    Timing of Credits A Participant’s deferred Compensation shall be credited to the Participant’s Account at the time it would have been payable to the Participant.
4.3    Determination of Value of an Account. Prior to a distribution, each Participant’s Account shall consist of the balance determined as follows:
(a)    Deferrals. The Account shall be increased by any deferred Compensation credited.
(b)    Distributions. The Account shall be reduced by any benefits previously distributed from the Account to the Participant.
(c)    Earnings Credits. The Account shall be increased or decreased by the aggregate hypothetical earnings, gains and losses on such Account. Such earnings, gains, expenses and losses are hypothetical and not actual, but they shall be applied to measure the value of a Participant’s Account and the amount of the Corporation’s liability to make deferred payments to or on behalf of the Participant.
4.4    Investment Elections. Each Participant may elect to have earnings (or losses) credited to his or her Account from among the investment option or options that the Committee establishes for this purpose. One such investment option shall be the Corporation’s Common Stock fund. Such elections shall be made in the manner that the Committee directs. The Committee may prescribe rules that govern the timing of investment elections and the frequency in which investment elections may be changed, regulate the amount or increment a Participant may allocate to a particular investment option, require or allow an election to relate only to future deferrals, require an election to apply consistently to all sub-accounts and provide for the investment of an Account of a Participant who fails to make an investment election. If a Participant does not make any investment election, the Participant’s Account balance shall be allocated to a default investment fund selected by the Committee in its sole discretion.

4.5    Statement of Account The Committee shall provide or make available to each Participant a statement showing the balance in the Participant’s Account periodically, at such times as may be determined by the Committee, in written or electronic form.
ARTICLE V
PAYMENTS AND DISTRIBUTIONS
5.1    Distributions/Events Generally. Participants will be entitled to begin to receive a distribution of their Accounts either (a) when they incur a Separation from Service for any reason or (b) before Separation from Service, upon (i) an Unforeseeable Emergency that occurs before Separation from Service, or (ii) a Specified Payment Date that has been designated in accordance with this Article V. If a Participant does not make a payment election, the payment or payments shall commence as a result of the Participant’s Separation from Service. Notwithstanding the foregoing, distributions of a Participant’s LTIP Deferral Sub-Account may be made only upon a Participant’s Separation from Service.
5.2    Form of Payment.    Regardless of whether the Participant elects to receive payment on a Specified Payment Date or upon Separation from Service, the Participant, in an Election Form, may elect to receive distribution in either a lump sum or annual installments over a period specified in an Election Form. If a Participant does not make such an election, the payment shall be made in a lump sum. If a Participant elects (or is deemed to have elected) to receive payment in a lump sum, the amount of the lump sum payment will be based on the value of the Participant’s Account as of the Business Day coincident with or, if that is not administratively practicable, immediately preceding, the date payment is made. If a Participant elects to receive installments, the amount of each installment payment will be equal to the value of the Participant’s Account as of the Business Day coincident with or, if that is not administratively practicable, immediately preceding, the date an installment payment is made, divided by the number of remaining installment payments. For purposes of the Plan, the term “payment” means each separate installment and not the group of installment payments.
5.3    Distributions With Respect to Separation from Service.

(a)
General Payment Timing.    If a Participant is scheduled to receive payment or payments as a result of Separation from Service, payment shall commence on the last Business Day of the month after the month in which the participant incurred a Separation from Service, or such other objectively determinable time that is specified in an Election Form that governs the payment of a Participant’s Account or subaccount. If the Participant has elected to receive installment payments, each installment shall be made on each anniversary of the initial payment date, or if such date is not a Business Day, the first Business Day immediately after the applicable anniversary date. In no event may payment be made at an earlier or later date except as permitted under Code Section 409A. The value of the Participant’s Account to be distributed shall be determined in accordance with Section 4.3 of this Plan and measured on the Business Day described in Section 5.2 of this Plan for lump sum and installment payments, as applicable.

(b)
Specified Employee. Notwithstanding subsection (a), if the Participant is classified as a “Specified Employee” within the meaning of Code Section 409A and regulations promulgated thereunder at the time of the Participant’s Separation from Service (or at such other time for determining Specified Employee status as may apply under Code Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least six (6) months after the Participant’s Separation from Service. The value of the Participant’s Account to be distributed shall be determined in accordance with Section 4.3 of this Plan and measured on the Business Day described in Section 5.2 of this Plan for lump sum and installment payments, as applicable.

5.4    Distributions on a Specified Payment Date. If a Participant has elected to receive payment upon a Specified Payment Date, commencement of such Specified Payment Date distributions shall occur on the last Business Day of the month in which the Specified Payment Date is designated. If the Participant has elected to receive installment payments, each installment shall be made on each anniversary of the initial payment date, or if such date is not a Business Day, the first Business Day immediately after the applicable anniversary date. The value of the Participant’s Account to be distributed shall be determined in accordance with Section 4.3 of this Plan and measured on the Business Day described in Section 5.2 of this Plan for lump sum and installment payments, as applicable.
5.5    Modifying Elections. The Committee, in its discretion, may allow a Participant to modify the election as to the time and form of payment of amounts credited to the Participant’s Account, and earnings thereon, if all of the following requirements are satisfied:

a.
If a Participant’s initial election specified payment based on a Specified Payment Date, the Participant’s modified election must be made at least 12 months before the Participant’s original Specified Payment Date and such election will not be effective until 12 months after it is made. In addition, the Participant’s modified election must specify one of the following two new Specified Payment Dates: (i) a new Specified Payment Date that is at least 5 years after the original Specified Payment Date, or (ii) a new Specified Payment Date that is at least 5 years after the original Specified Payment Date or, if later, Separation from Service.

b.
If a Participant’s initial election specified payment based on the Participant’s Separation from Service, the Participant’s modified election must be made at least 12 months before the Participant’s Separation from Service and such election will not be effective until 12 months after it is made. In addition, the Participant must elect a payment date that is at least 5 years after the Participant’s Separation from Service.

5.6    Transferred DSU Account. A Participant who previously elected to defer an LTIP Award of Deferred Stock Units shall receive payment of such Deferred Stock Units at such time and in such form as the Participant previously elected on his election form under the applicable LTIP Award, unless the Participant elects to modify the time and form of payment of such Deferred Stock Units in accordance with Section 5.3 of this Plan.

5.7    Automatic Cash-Out. In the event a Participant’s Account balance at the time distribution begins is two times the then current limit under Code Section 402(g) or less, that balance shall be paid to the Participant or his Beneficiary in a lump sum on the next annual installment distribution date notwithstanding any form of benefit payment elected by the Participant.
5.8    Payment to Guardian or Beneficiary. The Committee may direct payment to the duly appointed guardian, conservator or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetency, status as a minor, or incapacity. Such distribution shall completely discharge the Corporation from all liability with respect to such benefit.
5.9    Unforeseeable Emergency. Upon finding that a Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, make distributions from the Participant’s Account and/or allow a Participant to suspend the elections made on his or her Election Form entirely. The amount of such distribution shall be limited to the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Any distribution pursuant to this Section shall be payable in a lump sum. The distribution shall be paid within 30 days after the determination of an Unforeseeable Emergency.
ARTICLE VI
BENEFICIARY DESIGNATION
6.1    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Corporation in which the Participant participates.
6.2    Designation and Changing of Beneficiary; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Corporation or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Corporation's rules and procedures, in effect from time to time. Upon the acceptance by the Corporation of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Corporation shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Corporation prior to his or her death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Corporation or its designated agent.

6.3    No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided under this Plan, if the designation is void or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)    The Participant’s then-current spouse as of the date of the Participant’s death; or,
(b)    If the Participant has no such surviving spouse, the executor or personal representative of the Participant's estate.
ARTICLE VII
ADMINISTRATION
7.1    Committee; Duties. The Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan and any factual questions, as may arise in such administration. The Committee may adopt resolutions to clarify or resolve any ambiguous or unresolved issues that arise under the Plan and take such other actions as it deems necessary or appropriate for the proper administration of the Plan. Any individual who is serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be allowed to relay on information furnished by a Participant, the Corporation, or an Affiliate.
7.2    Agents. The Committee may, from time to time, employ agents or third party administrators and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.
7.3    Binding Effect of Decisions. The Committee has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Committee, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Committee’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.
ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN
8.1    Amendment. The Committee may at any time amend the Plan by written instrument. Notwithstanding the preceding sentence, no amendment shall reduce the amount accrued in any Account prior to the date such notice of the amendment is given.
8.2    Corporation’s Right to Terminate. The Committee may at any time freeze or terminate the Plan if, in its judgment, the continuance of the Plan would not be in the best interests of the Corporation or any Affiliate.
(a)    Plan Freeze. The Committee may freeze the Plan by providing that no additional deferral elections may be made under the Plan. If such a freeze occurs, the Plan shall continue to operate and be effective with regard to deferral elections made on Election Forms entered into prior to the effective date of such Plan freeze.
(b)    Termination. The Committee reserves the right to terminate the Plan with respect to all Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants. However, after the Plan termination, the Accounts of such Participants shall continue to be credited with deferrals attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Article IV. The investment options available to Participants following the termination of the Plan shall be comparable in number and type to those investment options available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Accounts shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Corporation may provide that upon termination of the Plan, all Accounts of the Participants shall be distributed, subject to and in accordance with any rules established by the Corporation deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).
ARTICLE IX
CLAIMS PROCEDURES
9.1    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
9.2    Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Corporation expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(a)that the Claimant's requested determination has been made, and that the claim has been allowed in full; or
(b)that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 9.3 below.
9.3    Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Board a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):
(a)    may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(b)    may submit written comments or other documents; and/or
(a)may request a hearing, which the Board, in its sole discretion, may grant.
9.4    Decision on Review. The Board shall render its decision on review promptly, and no later than 60 days after the Board receives the Claimant’s written request for a review of the denial of the claim. If the Board determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board expects to render the benefit determination. In rendering its decision, the Board shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)    specific reasons for the decision;
(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(c)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and
(d)    a statement of the Claimant’s right to bring a civil action.
The Board has the right, but not the obligation, to confer with the Committee concerning any appeal.
9.5    Legal Action. A Claimant's compliance with the foregoing provisions of this Article IX is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE X
TRUST
10.1    Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Corporation has established or may establish a rabbi trust in accordance with Revenue Procedure 92‑64, to which the Corporation and any Affiliate may, in its discretion, contribute cash or other property, including securities issued by the Corporation, to provide for the benefit payments under the Plan (the “Trust”).
10.2    Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participant’s Election Form shall govern the rights of a Participant to receive distributions pursuant to the Plan. If a Participant’s Election Form could be construed to be in contradiction of or different from the terms of the Plan, the Plan controls. The provisions of the Trust shall govern the rights of the Corporation, Affiliates, Participants and the creditors of the Corporation and Affiliates to the assets transferred to the Trust. The Corporation and each Affiliate shall at all times remain liable to carry out its obligations under the Plan.
10.3    Distributions From the Trust. The Corporation and each Affiliate's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Corporation and any Affiliate's obligations under this Plan.
ARTICLE XI
MISCELLANEOUS

11.1    Unfunded Plan. No promise hereunder shall be secured by any specific assets of the Corporation or any Affiliate, nor shall any assets of the Corporation or its Affiliates be designated as attributable or allocated to the satisfaction of such promises. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation and its Affiliates.
11.2    Corporation’s Liability. The Corporation’s liability for the payment of benefits shall be defined only by the Plan. The Corporation shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
11.3    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise, except as provided in this Plan regarding domestic relations orders.
11.4    Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.
11.5    Governing Law. This Plan shall be governed by the laws of the State of Ohio, without regard to the conflict of law provisions thereof.
11.6    Successors and Heirs. The Plan and any properly executed elections hereunder shall be binding upon the Corporation, its Affiliates and Participants, and upon any assignee or successor in interest to the Corporation or any Affiliate and upon the heirs, legal representatives and Beneficiaries of any Participant.
11.7    Status as Shareholders. Credits to Participant’s LTIP Deferral Sub-Account in common stock of the Corporation are not, and do not constitute, actual shares of common stock, and no right as a holder of shares of common stock shall devolve upon a Participant unless and until such shares are issued to the Participant or Beneficiary.
11.8    Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or the board of directors of any Affiliate or any rights or interests other than as herein provided.
11.9    Use of Terms. The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.
11.10    Statement of Accounts. Each Participant in the Plan during the immediately preceding Plan Year shall receive a statement of his Accounts under the Plan as of December 31 of such preceding Plan Year. Such statement shall be in a form and contain such information as is deemed appropriate by the Committee.
11.11    Compliance with Laws. This Plan and the payment and deferral of Compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal reporting, registration, insider trading and other securities laws) and to such approvals by any listing agency or any regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring the securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.
11.12    Headings Not Part of Plan.     Headings and subheadings in the Plan are inserted for reference only and are not to be considered in the construction of the Plan.
11.13    Extension of Plan to Affiliates. By action of its Board, the Corporation may terminate an Affiliate's eligibility to participate in the Plan; provided, however, that such termination shall not be effective until the last day of the calendar year in which such action was taken. Upon termination of an Affiliate's eligibility, the Affiliate shall remain obligated to pay such deferred compensation in accordance with the provisions of the Plan in effect immediately prior to the date of such termination.
11.14    Domestic Relations Orders. If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.
11.15    Permitted Delays for Potential Federal Securities Laws or Other Violations. Notwithstanding any provision of the Plan to the contrary, any payment to a Participant under the Plan shall be delayed where the Corporation reasonably anticipates that making such payment will violate federal securities laws or other applicable law; provided that any payment that is delayed under this section shall be made at the earliest date at which the Corporation reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.
ARTICLE XII
CODE SECTION 409A
12.1    Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, all provisions in this document shall be interpreted, to the extent possible, to be in compliance with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance. Nothing in this Plan shall be construed as an entitlement to or guarantee of any particular tax treatment for any Participant, and none of the Corporation, any of its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Code Section 409A.
12.2    Payments Upon Income Inclusion Under Code Section 409A. Notwithstanding anything to the contrary contained herein, the Corporation may accelerate the time or schedule of a distribution to a Participant at any time the Plan fails to meet the requirements of Code Section 409A. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
12.3    Correction of Code Section 409A Compliance Errors. If the Corporation unintentionally fails to operate this Plan or follow the terms of this Plan in such a way that is not compliant with Code Section 409A, the Corporation may take any steps necessary to correct the error, as provided in Internal Revenue Service guidance for correcting operational and document errors, or other applicable guidance.
This Plan shall become effective on the January 1, 2017 effective date by reason of the signature of the authorized officer of the Corporation below.

HUNTINGTON BANCSHARES INCORPORATED

By:    /s/ Richard A. Cheap

Its:    General Counsel & Secretary

Dated:    December 23, 2016